The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated July 19, 2016
PRICING SUPPLEMENT NO. Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-209682 and 333-209682-01 Dated July , 2016
JPMorgan Chase Financial Company LLC Trigger Callable Contingent Yield Notes (daily coupon observation)
Linked to the least performing of the MSCI Emerging Markets Index, the Russell 2000® Index and the S&P 500® Index due on or about July 30, 2018
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Investment Description
Trigger Callable Contingent Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”) linked to the least performing of the MSCI Emerging Markets Index, the Russell 2000® Index and the S&P 500® Index (each, an “Underlying” and together the “Underlyings”).  If the closing level of each Underlying is equal to or greater than its Coupon Barrier on each day during a Quarterly Observation Period, JPMorgan Financial will make a Contingent Coupon payment with respect to that Quarterly Observation Period.  If the closing level of any Underlying is less than its Coupon Barrier on any day during a Quarterly Observation Period, no Contingent Coupon payment will be made.  JPMorgan Financial may, at its election, call the Notes early on any Quarterly Observation End Date (other than the Final Valuation Date) regardless of the closing level of any Underlying on that Quarterly Observation End Date.  If JPMorgan Financial elects to call the Notes prior to maturity, JPMorgan Financial will pay the principal amount plus any Contingent Coupon for the Quarterly Observation Period ending on the applicable Quarterly Observation End Date and no further amounts will be owed to you.  If JPMorgan Financial does not elect to call the Notes prior to maturity and the Final Value of each Underlying is equal to or greater than its Downside Threshold (which is the same level as its Coupon Barrier), JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to any Contingent Coupon with respect to the final Quarterly Observation Period.  If JPMorgan Financial does not elect to call the Notes prior to maturity and the Final Value of any Underlying is less than its Downside Threshold, JPMorgan Financial will pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing level of the Underlying with the Lowest Underlying Return (the “Least Performing Underlying”) from its Initial Value to its Final Value.  Investing in the Notes involves significant risks.  You may lose some or all of your principal amount at maturity.  You may receive few or no quarterly Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying on each day of the Quarterly Observation Periods and on the Final Valuation Date and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.  Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss.  The contingent repayment of principal applies only if you hold the Notes to maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes.  If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Features	Key Dates
❑        Contingent Coupon: If the closing level of each Underlying is equal to or greater than its Coupon Barrier on each day during a Quarterly Observation Period, JPMorgan Financial will make a Contingent Coupon payment with respect to that Quarterly Observation Period. JPMorgan Financial will not pay you the Contingent Coupon for any Quarterly Observation Period in which the closing level of any Underlying on any day during that Quarterly Observation Period is less than its Coupon Barrier.
❑        Issuer Callable: JPMorgan Financial may, at its election, call the Notes on any Quarterly Observation End Date (other than the Final Valuation Date), regardless of the closing level of any Underlying on that Quarterly Observation End Date, and pay you the principal amount plus any Contingent Coupon otherwise due for the Quarterly Observation Period ending on that Quarterly Observation End Date.  If the Notes are called, no further payments will be made after the Call Settlement Date.
❑        Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and each Underlying closes at or above its Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to any Contingent Coupon with respect to the final Quarterly Observation Period.  If any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Least Performing Underlying from its Initial Value to its Final Index Value.  The contingent repayment of principal applies only if you hold the Notes until maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Trade Date[1]	July 22, 2016
Original Issue Date (Settlement Date)[1]	July 29, 2016
Quarterly Observation End Dates[2]	Quarterly (see page 4)
Final Valuation Date[2]	July 23, 2018
Maturity Date[2]	July 30, 2018
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Quarterly Observation End Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.
[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
Note Offering
We are offering Trigger Callable Contingent Yield Notes linked to the least performing of the MSCI Emerging Markets Index, the Russell 2000® Index and the S&P 500® Index.  The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.  The Contingent Coupon Rate and the Initial Value, Downside Threshold and Coupon Barrier for each Underlying will be finalized on the Trade Date and provided in the pricing supplement.  The actual Contingent Coupon Rate will not be less than the bottom of the range listed below, but you should be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of that range.
Underlying	Contingent Coupon Rate	Initial Value	Downside Threshold*	Coupon Barrier*	CUSIP / ISIN
MSCI Emerging Markets Index (Bloomberg Ticker: MXEF)	9.00% to 10.00% per annum	•	65% of the Initial Value	65% of the Initial Value	46646W110 / US46646W1100
Russell 2000® Index (Bloomberg Ticker: RTY)		•	65% of the Initial Value	65% of the Initial Value
S&P 500® Index (Bloomberg Ticker: SPX)		•	65% of the Initial Value	65% of the Initial Value
*Rounded to two decimal places for the MSCI Emerging Markets Index and the S&P 500® Index and rounded to three decimal places for the Russell 2000® Index
See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and this pricing supplement.  The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement.  Any representation to the contrary is a criminal offense.
	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the MSCI Emerging Markets Index, the Russell 2000® Index and the S&P 500® Index		$10		$0.15		$9.85
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.15 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.
If the Notes priced today and assuming a Contingent Coupon Rate equal to the bottom of the range listed above, the estimated value of the Notes would be approximately $9.757 per $10 principal amount Note.  The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $9.60 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
t	Product supplement no. UBS-1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf
t	Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes
For purposes of the accompanying product supplement, each of the MSCI Emerging Markets Index, the Russell 2000® Index and the S&P 500® Index is an “Index.”

Investor Suitability
The Notes may be suitable for you if, among other considerations:
t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.

t
You are willing to accept the individual market risk of each Underlying on each day of the Quarterly Observation Periods and on the Final Valuation Date and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.

t	You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You understand and accept that you will not participate in any appreciation in the level of any Underlying and that your potential return is limited to the Contingent Coupons.
t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.
t
You would be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

t	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks included in the Underlyings.
t	You are able and willing to invest in Notes that may be called early at JPMorgan Financial’s election or you are otherwise willing to hold the Notes to maturity.
t
You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t	You understand and accept the risks associated with the Underlyings.
t
You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t
You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.

t
You are unwilling to accept the individual market risk of each Underlying on each day of the Quarterly Observation Periods and on the Final Valuation Date or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.

t	You require an investment designed to provide a full return of principal at maturity.
t	You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You seek an investment that participates in the full appreciation in the level of any or all Underlyings or that has unlimited return potential.
t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.
t
You would not be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks included in the Underlyings.
t
You are unable or unwilling to invest in Notes that may be called early at JPMorgan Financial’s election, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

t	You do not understand or accept the risks associated with the Underlyings.
t	You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes.  For more information on the Underlyings, please see the sections titled “The MSCI Emerging Markets Index,” “The Russell 2000® Index” and “The S&P 500® Index” below.

Indicative Terms	Investment Timeline

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10 per Note
Underlyings:	MSCI Emerging Markets Index Russell 2000® Index S&P 500® Index
Principal Amount:	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]:	Approximately 2 years, unless called earlier at the election of JPMorgan Financial
Issuer Call Feature:
JPMorgan Financial may elect to call the Notes on any Quarterly Observation End Date (other than the Final Valuation Date), regardless of the closing level of any Underlying on that Quarterly Observation End Date.  If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus any Contingent Coupon otherwise due for the Quarterly Observation Period ending on the applicable Quarterly Observation End Date, and no further payments will be made on the Notes.  Before JPMorgan Financial elects to call the Notes on a Quarterly Observation End Date, JPMorgan Financial will deliver written notice to The Depository Trust Company (“DTC”) on or before that Quarterly Observation End Date.

Contingent Coupon:
If the closing level of each Underlying is equal to or greater than its Coupon Barrier on each day during a Quarterly Observation Period, we will pay you the Contingent Coupon for that Quarterly Observation Period on the relevant Coupon Payment Date.
If the closing level of any Underlying is less than its Coupon Barrier on any day during a Quarterly Observation Period, the Contingent Coupon for that Quarterly Observation Period will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.
Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate.  You should be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range set forth in “Contingent Coupon Rate” below.
Contingent Coupon payments on the Notes are not guaranteed.  We will not pay you the Contingent Coupon for any Quarterly Observation Period in which the closing level of any Underlying on any day during that Quarterly Observation Period is less than its Coupon Barrier.

Quarterly Observation Period:
With respect to each Coupon Payment Date, the period from but excluding the second immediately preceding Quarterly Observation End Date (or, in the case of the first Coupon Payment Date, from but excluding the Pricing Date) to and including the immediately preceding Quarterly Observation End Date.

Contingent Coupon Rate:
Expected to be between 9.00% and 10.00% per annum.  The actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 9.00% per annum.

Contingent Coupon payments:
Between $0.225 and $0.25 per $10 principal amount Note.  The actual Contingent Coupon payments will be based on the Contingent Coupon Rate and finalized on the Trade Date and provided in the pricing supplement.

Coupon Payment Dates[2]:
5th business day following the Quarterly Observation End Date on which the applicable Quarterly Observation Period ends, except that the Coupon Payment Date for the final Quarterly Observation Period is the Maturity Date

Call Settlement Dates[2]:	First Coupon Payment Date following the applicable Quarterly Observation End Date
Payment at Maturity (per $10 Note):
If JPMorgan Financial does not elect to call the Notes and the Final Value of each Underlying is equal to or greater than its Downside Threshold , we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus any Contingent Coupon otherwise due on the Maturity Date.
If JPMorgan Financial does not elect to call the Notes and the Final Value of any Underlying is less than its Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note resulting in a loss on your principal amount proportionate to the negative Underlying Return of the Least Performing Underlying, equal to:
$10 × (1 + Least Performing Underlying Return)

Underlying Return:	With respect to each Underlying: Final Value – Initial Value Initial Value
Least Performing Underlying:	The Underlying with the Lowest Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings
Initial Value:	With respect to each Underlying, the closing level of that Underlying on the Trade Date
Final Value:	With respect to each Underlying, the closing level of that Underlying on the Final Valuation Date
Downside Threshold[3]:	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Coupon Barrier[3]:	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
1	See footnote 1 under “Key Dates” on the front cover
2	See footnote 2 under “Key Dates” on the front cover
3	Rounded to two decimal places for the MSCI Emerging Markets Index and the S&P 500® Index and rounded to three decimal places for the Russell 2000® Index
Trade Date	The closing level of each Underlying (Initial Value) is observed, and the Downside Threshold and the Coupon Barrier of each Underlying and the Contingent Coupon Rate are determined.

Quarterly (callable by JPMorgan Financial at its election):
If the closing level of each Underlying is equal to or greater than its Coupon Barrier on each day during a Quarterly Observation Period, JPMorgan Financial will pay you a Contingent Coupon on the related Coupon Payment Date.
JPMorgan Financial may, at its election and upon written notice to DTC, call the Notes on any Quarterly Observation End Date (other than the Final Valuation Date), regardless of the closing level of any Underlying on that Quarterly Observation End Date.  If JPMorgan Financial elects to call the Notes, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus any Contingent Coupon otherwise due for the applicable Quarterly Observation Period, and no further payments will be made on the Notes.

Maturity Date
The Final Value of each Underlying is determined as of the Final Valuation Date.
If JPMorgan Financial does not elect to call the Notes, the Final Value of each Underlying is equal to or greater than its Downside Threshold, at maturity JPMorgan Financial will repay the principal amount equal to $10.00 per Note plus any Contingent Coupon otherwise due on the Maturity Date.
If JPMorgan Financial does not elect to call the Notes and the Final Value of any Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the Least Performing Underlying, equal to a return of:
$10 × (1 + Least Performing Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY. YOU MAY RECEIVE FEW OR NO QUARTERLY CONTINGENT COUPONS DURING THE TERM OF THE NOTES. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING ON EACH DAY OF THE QUARTERLY OBSERVATION PERIODS AND ON THE FINAL VALUATION DATE AND ANY DECLINE IN THE LEVEL OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE LEVELS OF THE OTHER UNDERLYINGS.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO.  IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Quarterly Observation Periods, Quarterly Observation End Dates and Coupon Payment Dates
Quarterly Observation Periods Ending on the Following Quarterly Observation End Dates	Coupon Payment Dates / Call Settlement Dates (if called)
October 24, 2016	October 31, 2016
January 23, 2017	January 30, 2017
April 24, 2017	May 1, 2017
July 24, 2017	July 31, 2017
October 23, 2017	October 30, 2017
January 22, 2018	January 29, 2018
April 23, 2018	April 30, 2018
July 23, 2018* (the Final Valuation Date)	July 30, 2018* (the Maturity Date)
*The Notes are not callable at JPMorgan Financial’s election on the Final Valuation Date.  Thus, the Maturity Date is not a Call Settlement Date.
Each of the Quarterly Observation End Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

What Are the Tax Consequences of the Notes?
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I.  In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.
Sale, Exchange or Redemption of a Note.  Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above).  This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price.  The deductibility of capital losses is subject to limitations.  If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon.  Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Quarterly Observation End Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income.  You should consult your tax adviser regarding this issue.
As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.
Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.
Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.
FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the Notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the Notes are recharacterized, in whole or in part, as debt instruments, or Contingent Coupons if they are otherwise treated as FDAP Income). Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of the Notes. You should consult your tax adviser regarding the potential application of FATCA to the Notes.
In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.
Risks Relating to the Notes Generally
t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If JPMorgan Financial does not elect to call the Notes and the closing level of any Underlying has declined below its Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Least Performing Underlying from its Initial Value to its Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to any Underlying.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes. If the closing level of any Underlying is less than its Coupon Barrier on any day during a Quarterly Observation Period, we will not pay you the Contingent Coupon for that Quarterly Observation Period and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. This will be the case even if the closing levels of the other Underlyings are greater than or equal to their respective Coupon Barriers on each day during that Quarterly Observation Period, and even if the closing level of that Underlying was higher than its Coupon Barrier on every other day during the Quarterly Observation Period. If the closing level of any Underlying is less than its Coupon Barrier on any day during each Quarterly Observation Period, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.
t	Each Quarterly Contingent Coupon Is Based on the Closing Levels of the Underlyings on Each Day During the Applicable Quarterly Observation Period — Whether a Contingent Coupon will be payable with respect to a Quarterly Observation Period will be based solely on the closing levels of the Underlyings on each day during that Quarterly Observation Period. If the closing level of any Underlying on any day during a Quarterly Observation Period is less than its Coupon Barrier, you will not receive any Contingent Coupon with respect to that Quarterly Observation Period. As a result, a Contingent Coupon for a Quarterly Observation Period may be lost after the first day of such period, but you will not know whether you will receive a Contingent Coupon for a Quarterly Observation Period until the end of the related period.
t	Return on the Notes Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of Any Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of the appreciation of any Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Quarterly Observation Periods during which the requirements for a Contingent Coupon have been met prior to maturity or JPMorgan Financial electing to call the Notes. Further, if JPMorgan Financial elects to call the Notes, you will not receive any Contingent Coupons or any other payments in respect of any Quarterly Observation Periods after the Call Settlement Date. If JPMorgan Financial does not elect to call the Notes, you may be subject to the risk of decline in the level of each Underlying, even though you are not able to participate in any potential appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any Underlying. In addition, if JPMorgan Financial does not elect to call the Notes and the Final Value of any Underlying is below its Downside Threshold, you will lose some or all of your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.
t	Because the Notes Are Linked to the Least Performing Underlying, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single

Underlying — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying or to two Underlyings.  With three Underlyings, it is more likely that the closing level of any Underlying will be less than its Coupon Barrier on any day during the Quarterly Observation Periods or less than its Downside Threshold on the Final Valuation Date.  Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity.  In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.
The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any day during a Quarterly Observation Period or the Final Valuation Date, respectively, and with three Underlyings there is a greater potential that one pair of Underlyings will have low or negative correlation.  See “Correlation of the Underlyings” below.  Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized.  A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.
t	You Are Exposed to the Risk of Decline in the Level of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If JPMorgan Financial does not elect to call the Notes, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be fully exposed to the risks related to each of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by any of the Underlyings over the term of the Notes may negatively affect whether you will receive a Contingent Coupon on any Coupon Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Underlyings. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.
t	Your Payment at Maturity May Be Determined By the Least Performing Underlying — Because the payment at maturity will be determined based on the performance of the Least Performing Underlying, you will not benefit from the performance of the other Underlyings. Accordingly, if JPMorgan Financial does not elect to call the Notes and the Final Value of any Underlying is less than its Downside Threshold, you will lose some or all of your principal amount at maturity, even if the Final Value of the other Underlyings is greater than or equal to its Initial Value.
t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing levels of all of the Underlyings are above their respective Downside Thresholds. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note, with or without the Contingent Coupon, or, if any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Least Performing Underlying from the Trade Date to the Final Valuation Date. This contingent repayment of principal applies only if you hold your Notes to maturity.
t	A Higher Contingent Coupon Rate and/or a Lower Coupon Barrier and/or Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the level of an Underlying could close below its Coupon Barrier on any day during any Quarterly Observation Period, resulting in the loss of one or more, or all, Contingent Coupon payments, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.
t	Call and Reinvestment Risk — JPMorgan Financial may, in its sole discretion, elect to call the Notes on any Quarterly Observation End Date (other than the Final Valuation Date), regardless of the closing level of any Underlying on that Quarterly Observation End Date. If JPMorgan Financial elects to call your Notes early, you will no longer have the opportunity to receive any Contingent Coupons after the applicable Call Settlement Date. The first Quarterly Observation End Date, and the first potential date on which JPMorgan Financial may elect to call the Notes, occurs after approximately three months and therefore you may not have the opportunity to receive any Contingent Coupons after approximately three months. In the event JPMorgan Financial elects to call the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable Contingent Coupon Rate for a similar level of risk.
It is more likely that JPMorgan Financial will elect to call the Notes prior to maturity when the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by JPMorgan Financial of comparable maturity, terms and credit rating trading in the market.  The greater likelihood of JPMorgan Financial calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Contingent Coupon Rate. JPMorgan Financial is less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by JPMorgan Financial, which includes when the level of any of the Underlyings is less than its Coupon Barrier.  Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.
The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.  See “— Lack of Liquidity” below.
t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the levels of the Underlyings;

t	the time to maturity of the Notes;
t	whether the closing level of any Underlying has been, or is expected to be, less than its Coupon Barrier on any day during any Quarterly Observation Period and whether the Final Value of any Underlying is expected to be less than its Downside Threshold;
t	the dividend rates on the equity securities underlying the Underlyings;
t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally;
t	the exchange rates and the volatility of the exchange rates between the U.S. Dollar and each of the currencies in which the equity securities included in the MSCI Emerging Markets Index trade and the correlation among those rates and the levels of the MSCI Emerging Markets Index; and
t	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.
t	Investing in the Notes Is Not Equivalent to Investing in the Stocks Composing the Underlyings — Investing in the Notes is not equivalent to investing in the stocks included in the Underlyings. As an investor in the Notes, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of Any Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of any Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Underlying. The sponsor of each Underlying is not involved in this Note offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
t	Your Return on the Notes Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the stock included in the Underlyings and received the dividends on the stock included in the Underlyings. This is because the calculation agent will determine whether the Notes will be called and whether a Contingent Coupon is payable and will calculate the amount payable to you at maturity of the Notes by reference to the closing level of each Underlying on the Final Valuation Date, without taking into consideration the value of dividends on the stock included in that Underlying.
t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if each Underlying does not close below its Coupon Barrier on any day during the Quarterly Observation Periods, we cannot assure you of the economic environment during the term or at maturity of your Notes.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlyings and could affect the level of an Underlying, and therefore the market value of the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Notes.
t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Contingent Coupon Rate.
Risks Relating to the Underlyings
t	Non-U.S. Securities Risk with Respect to the MSCI Emerging Markets Index — The equity securities included in the MSCI Emerging Markets Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.

t	Emerging Markets Risk with Respect to the MSCI Emerging Markets Index — The equity securities included in the MSCI Emerging Markets Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
t	The Notes Are Subject to Currency Exchange Risk with Respect to the MSCI Emerging Markets Index — Because the prices of the equity securities included in the MSCI Emerging Markets Index are converted into U.S. dollars for purposes of calculating the level of the MSCI Emerging Markets Index, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the MSCI Emerging Markets Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities included in the MSCI Emerging Markets Index denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the MSCI Emerging Markets Index will be adversely affected and any payment on the Notes may be reduced. Of particular importance to potential currency exchange risk are:
t	existing and expected rates of inflation;
t	existing and expected interest rate levels;
t	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
t	political, civil or military unrest in the countries issuing those currencies and the United States; and
t	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.
t	An Investment in the Notes is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index — The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
t	JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the S&P 500® Index — JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the S&P 500® Index and the Notes.

Hypothetical Examples
The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an issuer-elected call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes, with the assumptions set forth below.*  We cannot predict the closing level of any Underlying on any day during the term of the Notes, including on any day during any Quarterly Observation Period or on the Final Valuation Date.  You should not take these examples as an indication or assurance of the expected performance of the Notes.  Numbers in the examples below have been rounded for ease of analysis.  In these examples, we refer to the MSCI Emerging Markets Index, the Russell 2000® Index and the S&P 500® Index as the “MXEF Index,” the “RTY Index” and the “SPX Index,” respectively.
Principal Amount:	$10.00
Term:	Approximately 2 years (unless earlier called)
Hypothetical Initial Value:	100.00 for the MXEF Index, 100.000 for the RTY Index and 100.00 for the SPX Index
Hypothetical Contingent Coupon Rate:	9.00% per annum (or 2.25% per quarter), based on the bottom of the range of 9.00% to 10.00% per annum
Quarterly Observation Periods/Quarterly Observation End Dates:	Quarterly
Hypothetical Downside Threshold:	65.00 for the MXEF Index, 65.000 for the RTY Index and 65.00 for the SPX Index (which, with respect to each Underlying, is 65% of the hypothetical Initial Value of that Underlying)
Hypothetical Coupon Barrier:	65.00 for the MXEF Index, 65.000 for the RTY Index and 65.00 for the SPX Index (which, with respect to each Underlying, is 65% of the hypothetical Initial Value of that Underlying)

*	Terms used for purposes of these hypothetical examples may not represent the actual Contingent Coupon Rate, Initial Values, Coupon Barriers or Downside Thresholds. The actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical Initial Values of 100.00 for the MXEF Index, 100.000 for the RTY Index and 100.00 for the SPX Index have been chosen for illustrative purposes only and do not represent the actual Initial Value for either Underlying. The actual Initial Value and resulting Downside Threshold and Coupon Barrier of each Underlying will be based on the closing level of that Underlying on the Trade Date. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under the sections titled “The MSCI Emerging Markets Index,” “The Russell 2000® Index” and “The S&P 500® Index” below.
The examples below are hypothetical.  These examples are intended to illustrate (a) the effect of an issuer-elected call, (b) how the payment of a Contingent Coupon with respect to any Quarterly Observation Period will depend on whether the closing level of any Underlying is less than its Coupon Barrier on any day during that Quarterly Observation Period, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Value of any Underlying is less than its Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in any or all Underlyings in certain scenarios.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.
Example 1 — JPMorgan Financial Elects to Call the Notes on the First Quarterly Observation End Date
Quarterly Observation Period	Lowest Closing Level During Applicable Quarterly Observation Period	Payment (per Note)
First Quarterly Observation Period	MXEF Index: 105.00 RTY Index: 110.000 SPX Index: 90.00
Issuer elects to call the Notes. Closing level of each Underlying above its Coupon Barrier on each day during Quarterly Observation Period; Issuer pays Contingent Coupon of $0.225 on Call Settlement Date.

Total Payments (per $10.00 Note):		Payment on Call Settlement Date:	$10.225 ($10.00 + $0.225)
		Total:	$10.225
		Total Return:	2.25%
On the first Quarterly Observation End Date, JPMorgan Financial elects to call the Notes. Because the closing level of each Underlying is above its applicable Coupon Barrier on each day during the first Quarterly Observation Period, JPMorgan Financial will pay you on the Call Settlement Date $10.225 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Value of Each Underlying Is Above Its Downside Threshold
Quarterly Observation Period	Lowest Closing Level During Applicable Quarterly Observation Period	Final Value	Payment (per Note)
First Quarterly Observation Period	MXEF Index: 115.00 RTY Index: 110.000 SPX Index: 105.00	N/A
Notes NOT called at the election of the Issuer. Closing level of each Underlying above its Coupon Barrier on each day during Quarterly Observation Period; Issuer pays Contingent Coupon of $0.225 on first Coupon Payment Date.

Second Quarterly Observation Period	MXEF Index: 80.00 RTY Index: 80.000 SPX Index: 90.00	N/A
Notes NOT called at the election of the Issuer. Closing level of each Underlying above its Coupon Barrier on each day during Quarterly Observation Period; Issuer pays Contingent Coupon of $0.225 on second Coupon Payment Date.

Third Quarterly Observation Period	MXEF Index: 85.00 RTY Index: 80.000 SPX Index: 45.00	N/A
Notes NOT called at the election of the Issuer. Closing level of SPX Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Seventh Quarterly Observation Periods	Various (at least one Underlying below Coupon Barrier)	N/A
Notes NOT called at the election of the Issuer.  Closing level of at least one Underlying below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on any of the fourth to seventh Coupon Payment Dates.

Eighth Quarterly Observation Period (the final Quarterly Observation Period)	MXEF Index: 110.00 RTY Index: 85.000 SPX Index: 80.00	MXEF Index: 110.00 RTY Index: 90.000 SPX Index: 85.00
Notes NOT callable. Final Value of each Underlying above its Downside Threshold and closing level of each Underlying above its Coupon Barrier on each day during Quarterly Observation Period; Issuer repays principal plus pays Contingent Coupon of $0.225 on Maturity Date.

Total Payments (per $10.00 Note):			Payment at Maturity:	$10.225 ($10.00 + $0.225)
			Prior Contingent Coupons:	$0.45 ($0.225 × 2)
			Total:	$10.675
			Total Return:	6.75%
In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Value of each Underlying is greater than or equal to its Downside Threshold and the closing level of each Underlying is greater than or equal to its Coupon Barrier on each day during the final Quarterly Observation Period, JPMorgan Financial will pay you on the Maturity Date $10.225 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.
In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on each day during the first and second Quarterly Observation Periods, JPMorgan Financial will pay the Contingent Coupon of $0.225 on the first and second Coupon Payment Dates. However, because the closing level of at least one Underlying was less than its Coupon Barrier on at least one day during each of the third through seventh Quarterly Observation Periods, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Date following the applicable Quarterly Observation Period. Accordingly, JPMorgan Financial will have paid a total of $10.675 per $10.00 principal amount Note for a 6.75% total return over the approximately two (2) year term of the Notes.

Example 3 — Notes Are NOT Called and the Final Value of Each Underlying Is Above Its Downside Threshold
Quarterly Observation Period	Lowest Closing Level During Applicable Quarterly Observation Period	Final Value	Payment (per Note)
First Quarterly Observation Period	MXEF Index: 115.00 RTY Index: 110.000 SPX Index: 105.00	N/A
Notes NOT called at the election of the Issuer. Closing level of each Underlying above its Coupon Barrier on each day during Quarterly Observation Period; Issuer pays Contingent Coupon of $0.225 on first Coupon Payment Date.

Second Quarterly Observation Period	MXEF Index: 80.00 RTY Index: 80.000 SPX Index: 90.00	N/A
Notes NOT called at the election of the Issuer. Closing level of each Underlying above its Coupon Barrier on each day during Quarterly Observation Period; Issuer pays Contingent Coupon of $0.225 on second Coupon Payment Date.

Third Quarterly Observation Period	MXEF Index: 85.00 RTY Index: 80.000 SPX Index: 60.00	N/A
Notes NOT called at the election of the Issuer. Closing level of SPX Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Seventh Quarterly Observation Periods	Various (at least one Underlying below Coupon Barrier)	N/A
Notes NOT called at the election of the Issuer.  Closing level of at least one Underlying below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on any of the fourth to seventh Coupon Payment Dates.

Eighth Quarterly Observation Period (the final Quarterly Observation Period)	MXEF Index: 90.00 RTY Index: 80.000 SPX Index: 60.00	MXEF Index: 110.00 RTY Index: 90.000 SPX Index: 80.00
Notes NOT callable. Final Value of each Underlying above its Downside Threshold but closing level of SPX Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer repays principal but does not pay Contingent Coupon.

Total Payments (per $10.00 Note):			Payment at Maturity:	$10.00
			Prior Contingent Coupons:	$0.45 ($0.225 × 2)
			Total:	$10.45
			Total Return:	4.50%
In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Value of each Underlying is greater than or equal to its Downside Threshold but the closing level of at least one Underlying is less than its Coupon Barrier on at least one day during the final Quarterly Observation Period, JPMorgan Financial will pay you on the Maturity Date $10.00 per $10.00 principal amount Note, which is equal to your principal amount, but JPMorgan Financial will not pay any Contingent Coupon on the Maturity Date.
In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on each day during the first and second Quarterly Observation Periods, JPMorgan Financial will pay the Contingent Coupon of $0.225 on the first and second Coupon Payment Dates. However, because the closing level of at least one Underlying was less than its Coupon Barrier on at least one day during each of the third through seventh Quarterly Observation Periods, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Date following the applicable Quarterly Observation Period. Accordingly, JPMorgan Financial will have paid a total of $10.45 per $10.00 principal amount Note for a 4.50% total return over the approximately two (2) year term of the Notes.

Example 4 — Notes Are NOT Called and the Final Value of Any Underlying Is Below Its Downside Threshold
Quarterly Observation Period	Lowest Closing Level During Applicable Quarterly Observation Period	Final Value	Payment (per Note)
First Quarterly Observation Period	MXEF Index: 40.00 RTY Index: 45.000 SPX Index: 30.00	N/A
Notes NOT called at the election of the Issuer. Closing level of each Underlying below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.

Second Quarterly Observation Period	MXEF Index: 105.00 RTY Index: 45.000 SPX Index: 80.00	N/A
Notes NOT called at the election of the Issuer. Closing level of RTY Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third Quarterly Observation Period	MXEF Index: 90.00 RTY Index: 45.000 SPX Index: 80.00	N/A
Notes NOT called at the election of the Issuer. Closing level of RTY Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Seventh Quarterly Observation Periods	Various (at least one Underlying below Coupon Barrier)	N/A
Notes NOT called at the election of the Issuer. Closing level of at least one Underlying below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on any of the fourth to seventh Coupon Payment Dates.

Eighth Quarterly Observation Period (the final Quarterly Observation Period)	MXEF Index: 45.00 RTY Index: 100.000 SPX Index: 80.00	MXEF Index: 45.00 RTY Index: 110.000 SPX Index: 80.00
Notes NOT callable. Closing level of MXEF Index below its Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Least Performing Underlying.

Total Payments (per $10.00 Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%
In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Value of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, JPMorgan Financial will pay you a total of $4.50 per $10.00 principal amount, for a -55.00% total return on the Notes, calculated as follows:
$10.00 × (1 + Least Performing Underlying Return)
Step 1:  Determine the Underlying Return of each Underlying:
Underlying Return of the MXEF Index:
Final Value – Initial Value	=	45.00 – 100.00	= -55.00%
Initial Value		100.00
Underlying Return of the RTY Index:
Final Value – Initial Value	=	110.000 – 100.000	= 10.00%
Initial Value		100.000
Underlying Return of the SPX Index:
Final Value – Initial Value	=	80.00 – 100.00	= -20.00%
Initial Value		100.00
Step 2:  Determine the Least Performing Underlying. The MXEF Index is the Underlying with the Lowest Underlying Return.
Step 3:  Calculate the Payment at Maturity:
$10.00 × (1 + Least Performing Underlying Return) = $10.00 × (1 + -55.00%) = $4.50
In addition, because the closing level of at least one Underlying is less than its Coupon Barrier on at least one day during each Quarterly Observation Period, JPMorgan Financial will not pay any Contingent Coupons over the term of the Notes.  Accordingly, JPMorgan Financial will have paid a total of $4.50 per $10.00 principal amount Note for a -55.00% total return over the approximately two (2) year term of the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings
Included on the following pages is a brief description of the Underlyings.  This information has been obtained from publicly available sources, without independent verification.  Set forth below is a table that provides the quarterly high and low closing levels of each Underlying.  This information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and 2015 and the first and second calendar quarters of 2016.  Partial data is provided for the third calendar quarter of 2016.  We obtained the closing levels information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  You should not take the historical levels of any Underlying as an indication of future performance.
The MSCI Emerging Markets Index
The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets.  For additional information about the MSCI Emerging Markets Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.
Historical Information Regarding the MSCI Emerging Markets Index
The following table sets forth the quarterly high and low closing levels of the MSCI Emerging Markets Index, based on daily closing levels of the MSCI Emerging Markets Index as reported by Bloomberg, without independent verification.  The closing level of the MSCI Emerging Markets Index on July 18, 2016 was 870.13.  The actual Initial Value of the MSCI Emerging Markets Index will be the closing level of the MSCI Emerging Markets Index on the Trade Date.  We obtained the closing levels of the MSCI Emerging Markets Index above and below from Bloomberg, without independent verification.  You should not take the historical levels of the MSCI Emerging Markets Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011	1,170.87	1,087.10	1,170.87
4/1/2011	6/30/2011	1,206.49	1,098.33	1,146.22
7/1/2011	9/30/2011	1,167.61	851.51	880.43
10/1/2011	12/31/2011	1,010.12	831.22	916.39
1/1/2012	3/31/2012	1,079.94	927.06	1,041.45
4/1/2012	6/30/2012	1,055.63	882.46	937.35
7/1/2012	9/30/2012	1,014.07	905.65	1,002.66
10/1/2012	12/31/2012	1,055.20	969.82	1,055.20
1/1/2013	3/31/2013	1,082.68	1,015.47	1,032.62
4/1/2013	6/30/2013	1,061.09	883.34	940.33
7/1/2013	9/30/2013	1,022.54	905.96	987.46
10/1/2013	12/31/2013	1,044.66	979.88	1,002.69
1/1/2014	3/31/2014	994.65	916.56	994.65
4/1/2014	6/30/2014	1,057.59	993.12	1,050.78
7/1/2014	9/30/2014	1,100.98	1,005.33	1,005.33
10/1/2014	12/31/2014	1,016.07	909.98	956.31
1/1/2015	3/31/2015	993.82	934.73	974.57
4/1/2015	6/30/2015	1,067.01	959.42	972.25
7/1/2015	9/30/2015	971.91	771.77	792.05
10/1/2015	12/31/2015	868.56	771.22	794.14
1/1/2016	3/31/2016	836.80	688.52	836.80
4/1/2016	6/30/2016	853.69	781.84	834.10
7/1/2016	7/18/2016*	870.13	819.19	870.13
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through July 18, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of the MSCI Emerging Markets Index from January 2, 2006 through July 18, 2016, based on information from Bloomberg, without independent verification.  The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of 565.58, equal to 65% of the closing level of the MSCI Emerging Markets Index on July 18, 2016.  The actual Downside Threshold and Coupon Barrier will be based on the closing level of the MSCI Emerging Markets Index on the Trade Date (the Initial Value) and will each equal 65% of the Initial Value of the MSCI Emerging Markets Index.
Past performance of the MSCI Emerging Markets Index is not indicative of the future performance of the MSCI Emerging Markets Index.

The Russell 2000® Index
The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.
Historical Information Regarding the Russell 2000® Index
The following table sets forth the quarterly high and low closing levels of the Russell 2000® Index, based on daily closing levels of the Russell 2000® Index as reported by Bloomberg, without independent verification.  The closing level of the Russell 2000® Index on July 18, 2016 was 1,207.906.  The actual Initial Value of the Russell 2000® Index will be the closing level of the Russell 2000® Index on the Trade Date.  We obtained the closing levels of the Russell 2000® Index above and below from Bloomberg, without independent verification.  You should not take the historical levels of the Russell 2000® Index as an indication of future performance.
Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011	843.549	773.184	843.549
4/1/2011	6/30/2011	865.291	777.197	827.429
7/1/2011	9/30/2011	858.113	643.421	644.156
10/1/2011	12/31/2011	765.432	609.490	740.916
1/1/2012	3/31/2012	846.129	747.275	830.301
4/1/2012	6/30/2012	840.626	737.241	798.487
7/1/2012	9/30/2012	864.697	767.751	837.450
10/1/2012	12/31/2012	852.495	769.483	849.350
1/1/2013	3/31/2013	953.068	872.605	951.542
4/1/2013	6/30/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,053.324	1,204.696
1/1/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	7/18/2016*	1,207.906	1,139.453	1,207.906
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through July 18, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of the Russell 2000® Index from January 3, 2006 through July 18, 2016, based on information from Bloomberg, without independent verification.  The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of 785.139, equal to 65% of the closing level of the Russell 2000® Index on July 18, 2016.  The actual Downside Threshold and Coupon Barrier will be based on the closing level of the Russell 2000® Index on the Trade Date (the Initial Value) and will each equal 65% of the Initial Value of the Russell 2000® Index.
Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

The S&P 500® Index
The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.
Historical Information Regarding the S&P 500® Index
The following table sets forth the quarterly high and low closing levels of the S&P 500® Index, based on daily closing levels of the S&P 500® Index as reported by Bloomberg, without independent verification.  The closing level of the S&P 500® Index on July 18, 2016 was 2,166.89.  The actual Initial Value of the S&P 500® Index will be the closing level of the S&P 500® Index on the Trade Date.  We obtained the closing levels of the S&P 500® Index above and below from Bloomberg, without independent verification.  You should not take the historical levels of the S&P 500® Index as an indication of future performance.
Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/1/2011	12/31/2011	1,285.09	1,099.23	1,257.60
1/1/2012	3/31/2012	1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012	1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/1/2013	3/31/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/30/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/1/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/1/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/1/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	7/18/2016*	2,166.89	2,088.55	2,166.89
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through July 18, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of the S&P 500® Index from January 3, 2006 through July 18, 2016, based on information from Bloomberg, without independent verification.  The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of 1,408.48, equal to 65% of the closing level of the S&P 500® Index on July 18, 2016.  The actual Downside Threshold and Coupon Barrier will be based on the closing level of the S&P 500® Index on the Trade Date (the Initial Value) and will each equal 65% of the Initial Value of the S&P 500® Index.

Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Correlation of the Underlyings
The graph below illustrates the daily performance of the MSCI Emerging Markets Index, the Russell 2000® Index and the S&P 500® Index from January 3, 2006 through July 18, 2016.  For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 3, 2006 by dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 3, 2006 and multiplying by 100.00.  We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.
Past performance of the Underlyings is not indicative of the future performance of the Underlyings.
The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction (i.e., positive or negative).  Set forth below is a table that provides the correlation of each pair of Underlyings, calculated based on the daily returns of the Underlyings from July 18, 2006 through July 18, 2016, based on information from Bloomberg, without independent verification.  You should not take the historical correlations of the Underlyings as an indication of future correlation.
	MSCI Emerging Markets Index	Russell 2000® Index	S&P 500® Index
MSCI Emerging Markets Index	—	0.438	0.490
Russell 2000® Index	0.438	—	0.925
S&P 500® Index	0.490	0.925	—

A correlation of 1.000 for a pair of Underlyings represents a perfect positive correlation.  This means that the closing levels of that pair of Underlyings have moved in the same direction and the ratio of their daily returns has been constant.  A correlation of -1.000 for a pair of Underlyings represents a perfect negative correlation.  This means that the closing levels of that pair of Underlyings have moved in the opposite direction and the ratio of their daily returns has been constant.  A correlation of 0.000 for a pair of Underlyings means that the Underlyings are uncorrelated.  This means that there is no statistical relationship between the daily returns of that pair of Underlyings.  The closer the correlation of a pair of Underlyings is to 1.000, the more positively correlated those Underlyings are. The closer the correlation of a pair of Underlyings is to -1.000, the more negatively correlated those Underlyings.  The closer the correlation of a pair of Underlyings is to 0.000, the less correlated those Underlyings are.  The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any day during a Quarterly Observation Period or the Final Valuation Date, respectively.
The correlations set forth above are based on the historical performance of the Underlyings, and you should not take those historical correlations as an indication of future correlation.  In addition, the correlations set forth above are not the same as the correlations referenced in setting the terms of the Notes.  The correlations referenced in setting the terms of the Notes are calculated using internal models of our affiliates and are not derived from the daily returns of the Underlyings over the period set forth above.  Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss on your investment at maturity.

Supplemental Plan of Distribution
We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.
Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.
We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the fifth business day following the expected Trade Date of the Notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.
The Estimated Value of the Notes
The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes.  The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.
The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes.  See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months.  The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates.  See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds
The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes.  See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.
The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.